Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001531	$ 0.00
Fees Previously Paid	2	$ 11,490,000.00		$ 1,759.12
	Total Transaction Valuation:	$ 11,490,000.00
	Total Fees Due for Filing:			$ 1,759.12
	Total Fees Previously Paid:			$ 1,759.12
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $1,759.12 was paid in connection with the filing of the Schedule TO by John Hancock Marathon Asset-Based Lending Fund (File No. 005-93713) on August 21, 2025 (the "Schedule TO"). (b) Calculated at $153.10 per $1,000,000 of the Transaction Valuation.

[2]	(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $1,759.12 was paid in connection with the filing of the Schedule TO by John Hancock Marathon Asset-Based Lending Fund (File No. 005-93713) on August 21, 2025 (the "Schedule TO"). (b) Calculated at $153.10 per $1,000,000 of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A